NEWS RELEASE
     American Eco Corporation Suite 200, 154 University Avenue, Toronto, Ontario, Canada M5H 3Y9
     [NASDAQ SYMBOL: ECGOF / TSE SYMBOL: ECX / CBOE SYMBOL: EOQ]

     For Immediate Release
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                                 AMERICAN ECO PLACES
                            $120.0 MILLION IN SENIOR NOTES


     TORONTO, Ontario, Canada, Thursday, May 21, 1998 - MICHAEL E. MCGINNIS, CHAIRMAN, PRESIDENT & CEO of AMERICAN ECO CORPORATION announced completion of a placement of US$120.0 million 9.625% Senior Notes that will be due in 2008. American Eco intends to use the proceeds from the sale of the Notes for repayment of US$71.2 million of debt, with the remainder of the net proceeds to be used for potential acquisitions and working capital requirements.

     STANDARD & POOR'S REPORTED last week that they have assigned a "BB-" rating to American Eco's Senior Notes above, as well as a corporate credit rating of "BB-." Standard & Poor's News Release stated that the ratings outlook for American Eco is positive. MOODY'S INVESTORS SERVICES, INC. has assigned a B1 credit rating to the issue.

     THE NOTES WERE PLACED UNDER A RULE 144A PRIVATE PLACEMENT offering to institutional investors. This News Release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes, issuable upon the sale thereof, have not been registered under the Securities Act of 1933 nor under any state securities laws, and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.

     AMERICAN ECO is a leading North American provider of single-source industrial support and specialty fabrication services in the energy, pulp & paper, and power generating industries.

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     For additional information, contact:
     Bruce Tobecksen             Cindy Jackson            Sylvia Dresner,
     Senior Vice-President       Director of Investor     Senior Vice-President
       & CFO                       Relations              VMW Inc., New York,
     Houston, Texas              Houston, Texas             New York
     (888) 774-3246              (888) 774-3246           (212) 605-3140
     www.americaneco.com                                   VMWeiner@aol.com
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